PROSPECTUS SUPPLEMENT NO. 16                  Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2004)   Registration Statement No. 333-108544



                             SEALED AIR CORPORATION

                        6,160,708 SHARES OF COMMON STOCK

         This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004, as supplemented, and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol "SEE."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   PROSPECTUS SUPPLEMENT DATED MARCH 24, 2005

        The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Stockholders," beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.


                                                   COMMON STOCK                         COMMON STOCK TO BE
                                                   BENEFICIALLY       COMMON STOCK      BENEFICIALLY OWNED   PERCENTAGE OF
                                                    OWNED AS OF      OFFERED IN THIS        AFTER THIS         ALL COMMON
                    NAME                         MARCH 23, 2005 (1)   PROSPECTUS (1)        OFFERING (1)        STOCK (2)
                    ----                         -----------------   ---------------    ------------------   -------------

Attorney's Title Insurance Fund (3)                       1,785              1,785              --                  --
DBAG London                                             285,714            285,714              --                  --
Nuveen Preferred & Convertible Fund JQC (3)              65,714             65,714              --                  --
Nuveen Preferred & Convertible Income Fund
    JPC (3)                                              48,571             48,571              --                  --
Southern Farm Bureau Life Insurance (3)                  11,785             11,785              --                  --
State of Florida Division of Treasury (3)                22,142             22,142              --                  --
                                   TOTAL (4)          6,160,708          6,160,708              --                  --

______________________

1. For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of March 23, 2005, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2. For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of March 23, 2005 and assuming all the Notes beneficially owned by such selling stockholder as of March 23, 2005, have been converted.

3. We have been advised that Ms. Ann Houlihan may be deemed the beneficial owner of these shares by virtue of her voting control and investment discretion.

4. Assumes conversion of 100% of the outstanding Notes (without giving effect to any capital adjustments). We note that the aggregate number of shares of common stock requested to be registered by the selling stockholders is greater than the total number of shares initially issuable upon conversion of 100% of the outstanding Notes. This may be due in part to sales or other transfers of Notes among the selling stockholders in which the person acquiring the Notes submits a request to register shares of common stock which were previously registered by the person who sold the Notes.